News Release
www.aviatnetworks.com
Aviat Networks Updates Guidance for Fiscal 2017 Second Quarter Results
Company sets date for its Fiscal 2017 Second Quarter Results Conference Call

MILPITAS, Calif., January 26, 2017 -- Aviat Networks, Inc. (“Aviat Networks” or the “Company”) (NASDAQ: AVNW), the leading expert in microwave networking solutions, announced today that the Company expects to report profitability on a non-GAAP net income basis, on a GAAP net income basis, and on an Adjusted EBITDA basis as compared to its previous guidance of profitability on an Adjusted EBITDA basis only. Revenue for the fiscal 2017 second quarter is expected to fall in the range of $67.0 - $69.0 million, versus the prior guidance of $65.0 - $70.0 million. In addition, the Company’s cash position has increased by approximately $3 million as compared to the fiscal 2017 first quarter. The Company had previously guided its cash expectations to a flat or modest decline versus the prior quarter.
Michael Pangia, the Company’s president and chief executive officer stated, “We continue to execute our plan with precision and are seeing the benefits in our financial performance. The actions we have taken to improve processes and lower our fixed costs have enabled us to drive Aviat to profitability in the second fiscal quarter. Overall, we’re very pleased with the progress we’ve made and look forward to updating shareholders on our upcoming call.”
Today’s announcement is based on management’s preliminary analysis of operations for the fiscal 2017 second quarter ended December 30, 2016. The Company will report its fiscal 2017 second quarter results and provide guidance for the second half of fiscal 2017 after the market closes on February 8, 2017. Other than the information in this press release, no further financial information for the second quarter of fiscal 2017 is planned to be provided prior to that date.
Conference Call Information
The Company will also be hosting a teleconference and webcast on February 8, 2017 at 4:30 p.m. Eastern.
To listen to the live conference call, please dial toll-free (US/CAN) (866) 562-9910 or toll-free (INTL) (661) 378-9805, conference ID: 61687510.  We ask that you dial-in approximately 10 minutes prior to the start time.  Additionally, participants are invited to listen via webcast, which will be broadcasted live and via replay approximately two hours after the call at http://investors.aviatnetworks.com/events.cfm.
Aviat Networks cautions investors that the anticipated fiscal 2017 second quarter financial results are preliminary and are based on the best information currently available to management and subject to the completion of its standard quarterly accounting process and preparation of the financial statements for this period. Please refer to the safe harbor statement below and the note on non-GAAP financial measures.
Use of Non-GAAP Financial Measures
This press release contains certain financial measures not consistent with U.S. Generally Accepted Accounting Principles (“GAAP”), including but not limited to adjusted earnings before interest, tax, depreciation and amortization (“Adjusted EBITDA”). These measures are not in accordance with, or an alternative to, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures.
Adjusted EBITDA is a commonly used non-GAAP financial measure and is defined as “earnings before interest, taxes, depreciation, and amortization.” We define Adjusted EBITDA as net income or loss plus net interest expense, income taxes, depreciation and amortization plus stock-based compensation and certain other non-recurring income or expenses.
About Aviat Networks
Aviat Networks, Inc. (NASDAQ: AVNW) is a leading global provider of microwave networking solutions transforming communications networks to handle the exploding growth of internet protocol (IP)-centric, multi-gigabit data services. With more than one million systems sold over 140 countries, Aviat Networks provides long-term evolution (LTE)-proven microwave networking solutions to mobile operators, including some of the largest and most advanced 4G/LTE networks in the world. Public safety, utility, government and defense organizations also trust Aviat Networks’ solutions for their mission-critical applications where reliability is paramount. In conjunction with its networking solutions, Aviat Networks provides a comprehensive suite of localized professional and support services enabling customers to effectively and seamlessly migrate to next generation carrier ethernet/IP networks. For more than 50 years, customers have relied on Aviat Networks’ high performance and scalable solutions to help them maximize their investments and solve their most challenging network problems. Headquartered in Milpitas, California, Aviat Networks operates in more than 100 countries around the world. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.
Forward-Looking Statements
Some of the statements in this press release that are neither reported financial results nor historical facts are forward-looking statements. These forward-looking statements include our financial and growth projections as well as statements concerning our plans, predictions, estimates, strategies, intentions, beliefs, and other information concerning our business and the markets in which we operate. These statements are based on information currently available to us and we assume no obligation to update these statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from these forward-looking statements. These risks include, but are not limited to, the level of market demand for our services, the highly-competitive market for the types of services that we offer, market conditions that could cause our customers to reduce their spending for our services, our ability to create, acquire and build new businesses and to grow our existing businesses, our ability to attract and retain qualified personnel, currency fluctuations and market conditions around the world, and other risks not specifically mentioned herein but those that are common to industry. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events.

Investor Relations:
Glenn Wiener, GW Communications for Aviat Networks, Inc.
Tel: 212-786-6011 / Email: Investorinfo@aviatnet.com or Gwiener@GWCco.com